UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 9, 2009

REAL ESTATE ASSOCIATES LIMITED VII

(Exact name of registrant as specified in its charter)

            California                0-13810                 95-3290316

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

Real Estate Associates Limited VII (the “Registrant”) has a 98.99% interest in Clarkwood Apartments, Limited Partnership – Phase I (“Partnership I”) and a 99.57% interest in Clarkwood Apartments, Limited Partnership – Phase II (“Partnership II”). Partnership I has a 99.99% interest in Clarkwood Apartments Phase I (“Clarkwood I”), a joint venture, and Partnership II has a 99.99% interest in Clarkwood Apartments Phase II (“Clarkwood II”), a joint venture. On April 9, 2009, Clarkwood I and Clarkwood II sold their investment properties, Kensington Square I and Kensington Square II, respectively, to a third party, New Kensington Square Associates, LLC (the “Purchaser”), an Ohio limited liability company, for a gross sales price of $1,570,000 and $2,617,000, respectively, of which approximately $1,141,000 and $1,709,000, respectively, consisted of seller financing notes, which were assigned to Partnership I and Partnership II. After payment of closing costs and the mortgage encumbering Kensington Square II, the Registrant received a distribution of approximately $104,000 from the sale of Clarkwood I and approximately $173,000 from the sale of Clarkwood II.

Parnership I and Partnership II were previously obligated under certain non-recourse notes (the “Notes”) in the aggregate principal amount of approximately $1,335,000, which bore interest at 9.5% per annum and were payable to an affiliate of the Purchaser. As of December 31, 2008, accrued interest on the Notes was approximately $2,881,000. On April 23, 2009, the Notes were cancelled and new non-recourse obligations were established, which are due to an affiliate of the Purchaser. As a result of the transactions, neither the Registrant nor its affiliates is obligated with respect to the new non-recourse obligations. Also on April 23, 2009, the Registrant assigned its interest in Partnership I and Partnership II to an affiliate of the Purchaser.

The Registrant had no investment balance remaining in either Partnership I or Partnership II as of December 31, 2008. The Registrant intends to utilize the distributions received for the Registrant’s operations and reserves.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL ESTATE ASSOCIATES LIMITED VII

By:  National Partnership Investments Corp.

Corporate General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: May 1, 2009